EXHIBIT 11.1

                       THE CHARLES SCHWAB CORPORATION

           Computation of Earnings per Common Equivalent Share
               (In thousands, except per share amounts)
                             (Unaudited)


                                                         Three Months Ended
                                                              March 31,
                                                        1995            1994
                                                        ----            ----

Net Income                                            $38,376         $38,190
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Shares*
    Weighted average number of common
        shares outstanding                             84,922          85,465
    Common stock equivalent shares
        related to option plans                         3,152           2,739
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    Weighted average number of common and
        common equivalent shares outstanding           88,074          88,204
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Earnings per Common Equivalent Share*                 $   .44         $   .43
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* Reflects the 1995 three-for-two common stock split.